Exhibit 99.1

                 TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                     Unaudited
                                     ---------
                                                       Twelve Months Ended
                                                          September 30,
                                                     ----------------------
                                                         1994        1993
                                                     ----------   ---------
   (Dollars in thousands, except per share amounts)
   OPERATING REVENUES
     Telephone                                       $  289,600   $ 262,508
     Cellular telephone                                 299,156     193,107
     Radio paging                                        87,635      70,704
                                                      ---------   ---------
       Total operating revenues                         676,391     526,319
                                                      ---------   ---------
   OPERATING EXPENSES
     Telephone                                          204,620     182,524
     Cellular telephone                                 289,606     202,306
     Radio paging                                        86,093      73,533
                                                      ---------   ---------
       Total operating expenses                         580,319     458,363
                                                      ---------   ---------

   OPERATING INCOME                                      96,072      67,956
                                                      ---------   ---------
   INVESTMENT AND OTHER INCOME
     Interest and dividend income                        10,071       7,734
     Minority share of income                            (6,859)     (2,809)
     Cellular investment income, net of
       license cost amortization                         24,811      13,037
     Gain on sale of cellular properties
       and investments                                        -      22,035
     Other income, net                                      504        (841)
                                                      ---------   ---------
                                                         28,527      39,156
                                                      ---------   ---------
   INCOME BEFORE INTEREST AND INCOME TAXES              124,599     107,112
     Interest expense                                    38,345      36,363
                                                      ---------   ---------
   INCOME BEFORE INCOME TAXES                            86,254      70,749
     Income tax expense                                  37,848      31,349
                                                      ---------   ---------
   NET INCOME BEFORE EXTRAORDINARY ITEM AND
     CUMULATIVE EFFECT OF ACCOUNTING CHANGES             48,406      39,400
   Extraordinary item                                         -        (769)
   Cumulative effect of accounting changes                 (723)          -
                                                      ---------   ---------
   NET INCOME                                            47,683      38,631
   Preferred Dividend Requirement                        (2,318)     (2,351)
                                                      ---------   ---------
   NET INCOME AVAILABLE TO COMMON                    $   45,365   $  36,280
                                                      =========   =========

   WEIGHTED AVERAGE COMMON SHARES (000s)                 52,365      44,910

   EARNINGS PER COMMON SHARE:
     Before extraordinary item
      and cumulative effect of accounting changes    $      .88   $     .82
     Extraordinary item                                       -        (.01)
     Cumulative effect of accounting changes               (.01)          -
                                                     ----------   ---------
     Net Income                                      $      .87   $     .81
                                                     ==========   =========
   DIVIDENDS PER COMMON AND SERIES A
     COMMON SHARE                                    $      .355  $     .335
                                                     ==========   =========
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